                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT
                           THE PRINCETON REVIEW, INC.

         This Employment Agreement is between Stephen Melvin ("Melvin") and The Princeton Review, Inc. ("TPR"), and is subject to the current terms of the Executive Compensation Policy Statement, which is attached as Exhibit A (the "Policy Statement"). Terms may be defined in The Princeton Review Glossary. This Agreement supersedes any previous employment agreement.

1.   Job Description: Melvin shall serve as the Chief Financial Officer of TPR.

2. Compensation: TPR shall pay Melvin $200,000 per year, increasing annually by 5%. He shall also receive a bonus of between 15% and 35% of base salary.

3. Stock Option Grant: In addition to Stock previously issued, TPR hereby grants Melvin an option to purchase 170,000 shares of Series B Common Stock at a $6.25 strike price, vesting evenly each quarter over the next four years.

4. Term: This Agreement has an initial two-year term, which will automatically be extended for additional two-year periods on each anniversary of the effective date until (i) Melvin voluntarily terminates employment or (ii) TPR gives contrary written notice to Melvin at least 6 months prior to the anniversary date.

5. Severance Payments and Benefits: If TPR terminates Melvin's employment without cause under Section 4.1 of the Policy Statement or if TPR does not renew the Agreement under Section 3.1 of the Policy Statement, then, in addition to the payments provided under Section 5.1 and 5.4, but in lieu of the payments provided under Section 5.3, TPR will pay Melvin his annual base salary for ten months following termination.

Agreed to this April 1, 2000.


/s/ John Katzman                                     /s/ Stephen Melvin
---------------------------                          --------------------------
John Katzman                                          Stephen Melvin
Chief Executive Officer